PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made and entered into as of this 14th day of October, 1997, by and between BROWN-FLOURNOY EQUITY INCOME FUND LIMITED PARTNERSHIP, a Delaware limited partnership (the "Seller"), and MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (the "Purchaser").


                                            W I T N E S S E T H, That:


         WHEREAS, the Purchaser, Mid-America Apartment Communities, Inc., a Tennessee corporation and the sole general partner of the Purchaser ("MAAC"), and Flournoy Development Company, a Georgia corporation ("FDC"), entered into that certain Agreement and Plan of Reorganization, dated September 17, 1997 (the "Reorganization Agreement") providing for the acquisition of certain assets by the Purchaser and MAAC through a merger of FDC into MAAC and through a series of merger, exchange and purchase transactions involving the owners of certain apartment projects;

         WHEREAS, John F. Flournoy, a general partner of the Seller, is a principal of FDC;

         WHEREAS, as provided in the Reorganization Agreement, FDC has agreed to use its reasonable best efforts to cause the Seller to convey the Properties (as hereinafter defined) to the Purchaser upon the closing of the transactions described in the Reorganization Agreement, provided FDC obtains the consent and agreement of the Seller;

         WHEREAS, the Seller has consented to the sale of the Properties and agreed to sell the Properties to the Purchaser, subject to the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:


         1. DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter or letters, shall have the meaning ascribed thereto by this Paragraph 1:

                1.1. "Agreement" means this Purchase and Sale Agreement, together with all exhibits attached hereto.

                1.2. "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

                1.3. "Allocation Schedule" means the schedule allocating the Purchase Price among the Properties attached hereto as Exhibit A.

                1.4. "Business Day" means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York are not required or authorized to close for business.

                1.5. "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.

                1.6. "Claim" means any action, cause of action, suit, debt, dues, account, reckoning, bond, bill, covenant, contract, controversy, promise, trespass, damage, judgment, execution, penalty, fine, claim, liability and demand whatsoever, in law or equity.

                1.7. "Closing" means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Paragraph 9 hereof.

                1.8. "Closing Date" means the time and date, established under Paragraph 9 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

                1.9. "Code" means the Internal Revenue Code of 1986, as amended,
and  any  successor  legislation  thereto,   including  all  of  the  rules  and
regulations promulgated thereunder.

                1.10. "Contracts" means all contracts to which the Seller is a party or to which the Seller is obligated which are or have been entered into in the Ordinary Course of Business and provide for the provision or receipt of services or the use of any asset, including, without limitation, service agreements, maintenance contracts, repair contracts, equipment leases, agreements to purchase equipment, agreements to purchase or sell utility services, sanitation contracts, pest control contracts, security contracts and advertising contracts.

                  1.11. "Date of this Agreement" means the last date on which this Agreement is duly executed by the Seller and Purchaser, and said date shall be inserted in the first paragraph on page 1 hereof.

                  1.12. "Defective Property Basket" means Excluded Properties and Other Excluded Properties containing up to one thousand (1,000) apartment units which may be excluded from the purchase and sale transactions described herein and/or the Reorganization described in the Reorganization Agreement, pursuant to the provisions of Sections 4.5, 4.6, 4.7, and 4.8 hereof and the applicable provisions of the Reorganization Agreement.

                  1.13. "Environmental Claim" means any Claim, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (i) a Hazardous Material Activity, or (ii) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.


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                  1.14.   "Environmental  Laws"  means  federal,  state,  local,
provincial,  municipal and foreign laws,  ordinances,  principles of common law,
rules,  by-laws,   orders,   governmental   policies,   statutes,   regulations,
agreements, treaties, customary law, and international principles relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, without limitation, any law or regulation relating to
(i) generation, treatment, storage, disposal or transportation of Materials of Environmental Concern, emissions or discharges or protection of the environment from the same, (ii) exposure of Persons to, or Release or threat of Release of, Materials of Environmental Concern, and (iii) noise.

                  1.15. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor legislation thereto.

                  1.16. "Excluded Property" means any Property excluded from the purchase and sale transactions described herein and included within the Defective Property Basket pursuant to the provisions of Sections 4.5, 4.6, 4.7 and 4.8 hereof; collectively, the "Excluded Properties".

                  1.17. "Existing Debt" means the debt described on Exhibit B which encumbers the respective Properties described therein.

                  1.18.   "Government  Entity"  means  any  court,   arbitrator,
department, commission, board, bureau, agency, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other.

                  1.19. "Hazardous Material Activity" means any activity, event, or occurrence at or prior to the Closing involving any Materials of Environmental Concern, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling or corrective or response action to any Materials of Environmental Concern.

                  1.20. "Intangible Property" means all intangible property (except as expressly excluded elsewhere herein) now or on the Closing Date owned by the Seller and used in connection with the Properties, including, without limitation, all of its right, title and interest in and to all: goodwill, going concern value, workforce in place, computer systems, proprietary rights, business methods, licenses; approvals; applications and permits issued or approved by any Government Entity and relating to the use, operation, ownership, occupancy and/or maintenance of the Properties; the intangible value in the various Contracts; utility arrangements; claims against third parties; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records; insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Properties, including rights, if any, to current and past names of any Property.

                  1.21.  "Law"  means  any  statute,   law,   ordinance,   rule,
regulation or judicial decision of any Government Entity.

                  1.22. "Leases" means, as to each Property, all resident or tenant leases, including, without limitation, all resident or tenant leases which are made by the Seller after the date hereof and before the Closing as permitted by this Agreement.


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                  1.23.  "Liability" means any direct or indirect  indebtedness,
guaranty,   endorsement,   claim,  loss,  damage,  deficiency,   cost,  expense,
obligation or responsibility, fixed or contingent, known or unknown, asserted or
unasserted,   liquidated  or  unliquidated,   secured  or  unsecured.  The  term
"Liabilities" means the aggregate of Liabilities.

                  1.24. "Lien" means a lien (statutory or otherwise), security interest, mortgage, deed of trust, deed to secure debt, claim, charge, pledge, license, equity, option, conditional sales contract, easement, assessment, levy, covenant, condition, right of way, reservation, restriction, exception, limitation, charge or encumbrance of any nature whatsoever.

                  1.25. "Material Adverse Effect" means, as the context requires, (i) with respect to a Property, a material adverse effect on the financial condition, value, marketability, ability to finance, results of operations, business or prospects of such Property, and (ii) with respect to the Seller, a material adverse effect on the Seller's Properties or assets or the financial condition, results of operations, business or prospects of the Seller taken as a whole.

                  1.26. "Materials of Environmental Concern" means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA), or solid or hazardous wastes as now defined and regulated under any Environmental Law.

                  1.27. "Order" means any order, writ, injunction, judgment, plan or decree of any Government Entity.

                  1.28. "Ordinary Course of Business" means the ordinary course of business of the Seller consistent with past practices.

                  1.29. "Other Excluded Property" means any property, other than an Excluded Property, excluded from the Reorganization and included within the Defective Property Basket pursuant to the applicable provisions of the Reorganization Agreement.

                  1.30.  "Permitted Exceptions" means:

               (a)  Liens  (other  than  Liens   imposed   under  ERISA  or  any
         Environmental Law or in connection with any Environmental Claim) for Taxes or other assessments that are not yet delinquent;

               (b) except as disclosed on the Rent Roll, rights of residents or tenants, as residents or tenants only, under the Leases;

               (c) those existing title matters affecting the Properties described on Exhibit C;

               (d) those matters shown on the Surveys of the Properties described on Exhibit C);

               (e) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the Properties and which do not (i) interfere with the ordinary conduct of any Property or the business of the Seller, as applicable, as a whole or (ii) have a Material Adverse Effect on the Properties to which they apply;


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

               (f) the Existing Debt, provided the Existing Debt shall be paid off and satisfied by the Purchaser in connection with the Closing;

               (g) any other matter not objected to by the Purchaser in accordance with Section 4.5 or for which the Purchaser elects to close notwithstanding such matters in accordance with Section 4.5; and

               (h)    any other matter that is not a Title Defect.

               1.31. "Person" means an individual or a corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association, other form of business or legal entity or Government Entity.

               1.32. "Personal Property" means all tangible property owned or leased by the Seller now or on the Closing Date and used in conjunction with the Seller's business or the operation, maintenance, ownership and/or occupancy of any Property, including without limitation: furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, construction equipment, maintenance equipment, materials and supplies, shelving and partitions, and any construction and finish materials and supplies not incorporated into any Real Property as improvements, fixtures, or otherwise, and held for repairs and replacements thereto or development thereof, wherever located.

               1.33. "Property" means, for each of the four (4) properties described on Exhibit D, the Real Property, Leases, Personal Property and Intangible Property related to it, and the "Properties" means all of the Properties.

               1.34. "Purchase Price" means the amount which the Purchaser shall pay to the Seller to consummate the purchase and sale of the Properties as provided in Paragraph 3 of this Agreement.

               1.35. "Real Property" means, as to each Property, the real property comprising such Property, together with all rights, privileges, hereditaments and interests appurtenant thereto including, without limitation: any water and mineral rights, development rights, air rights, easements, and any and all rights of the Seller in and to any streets, alleys, passages and other rights of way; and all buildings, structures and other improvements located on or affixed to such real property and all replacements and additions thereto.

               1.36. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Materials of Environmental Concern at or prior to the Closing Date.

               1.37. "Rent Roll" means for each Property the rent roll delivered by the Seller to the Purchaser prior to the Date of this Agreement, to be updated at the Closing as defined in Section 9.2.1(i) hereof.

               1.38. "Reorganization" means the series of transactions contemplated by the Reorganization Agreement.

               1.39. "Reorganization Agreement" means that certain Agreement and Plan of Reorganization, dated September 17, 1997 by and among the Purchaser, MAAC, and FDC providing for the Reorganization,

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

a copy of which has been filed by MAAC as part of a Form 8-K filing made with the Securities and Exchange Commission on September 17, 1997.

               1.40. "Required Title Insurance" means the title insurance policies or endorsements listed on Exhibit E.

               1.41. "Survey" means each survey described in Exhibit C, and "Survey means all such surveys.

               1.42. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax" also includes any amounts payable pursuant to any tax sharing agreement to which any relevant entity is liable as a successor or pursuant to contract.

               1.43. "Title Defect" means any matter, other than a Permitted Exception described in subparagraphs (a) through (g) under the definition of "Permitted Exceptions," which would have a Material Adverse Effect on the subject Property.

         2. SALE AND PURCHASE. The Seller agrees to sell the Properties to the Purchaser on the terms and conditions contained in this Agreement, and the Purchaser agrees to purchase the Properties from the Seller on the terms and conditions contained in this Agreement.

         3. PURCHASE PRICE. The Purchaser agrees to purchase the Property subject to the Existing Debt, which shall be paid off and satisfied by the Purchaser at the Closing, and the amount required of the Purchaser to pay off and satisfy the Existing Debt shall not reduce or affect the Purchase Price payable to the Seller as hereinafter provided, except for the proration of interest described in Section 9.4.5 hereof; provided, however, the Seller shall not cause or permit any increase in the principal balance of the Existing Debt as provided in Section 4.1 hereof. The Purchase Price for the Properties payable to the Seller at the Closing (which is net of the Existing Debt) shall be Nine Million Six Hundred Twenty-Five Thousand Four Hundred Eighty-Eight and no/100 Dollars ($9,625,488.00). The Purchase Price is for all Properties and has been allocated among the Properties as provided in the Allocation Schedule. The Purchase Price, as adjusted to reflect the prorations provided for herein, shall be paid by the Purchaser to the Seller at the Closing by federal funds wire transfer.

         4.    COVENANTS.

               4.1. Preservation of Business. From the Date of this Agreement until the Closing Date, the Seller (i) shall operate the Properties only in the Ordinary Course of Business, and shall not, without Purchaser's prior written consent, engage in any transaction outside the Ordinary Course of Business except as otherwise permitted herein, (ii) shall not, without Purchaser's prior written consent, sell or list for sale any of the Properties, (iii) shall use its reasonable best efforts to preserve the Properties, including the goodwill, going concern value, and advantageous relationships of the Seller with residents, customers, suppliers, independent contractors, employees and other Persons material to the operation of the Properties, (iv) shall perform its material obligations under the Leases and other material agreements affecting the Properties, (v) shall perform its material obligations under all Contracts, and (vi) shall not take or permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate in any material

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

respect or any of the covenants made by it to be breached in any material respect. Without limiting the foregoing, without the Purchaser's prior written consent, the Seller will not cause or permit any default to occur under the Existing Debt or cause or permit any increase in the outstanding aggregate principal balance thereof from the Date of this Agreement until the Closing. The Seller shall continue to maintain all insurance policies in full force and effect up to and including the Closing Date. If the Seller contemplates entering into any transaction or agreement or taking any other action requiring the Purchaser's prior written consent under this Agreement, then the Seller shall give the Purchaser notice of such proposed transaction or agreement a reasonable time in advance of the proposed effective date thereof, and the Purchaser shall have three (3) Business Days in which to respond in writing either affirmatively or negatively. If the Purchaser shall fail to so respond, then Purchaser's consent will be irrebuttably presumed. In no event shall Purchaser's consent to any such transaction, agreement or other action be unreasonably withheld.

               4.2. Exclusivity. Unless and until this Agreement is terminated pursuant to its terms, the Seller shall not, directly or indirectly, through any officer, director, partner, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of any such inquiry or with a view toward soliciting or consummating a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors, partners or employees of such party or any of its Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's Affiliates to take any such action. The Seller shall notify the Purchaser orally (within one Business Day after the Seller obtains knowledge of same) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which the Seller or any officer, director, partner, agent, or other Person may receive relating to any of such matters. A "Competing Transaction" means the sale or other transfer by the Seller of all or any portion of any Property, whether through direct sale, merger, consolidation, asset sale, exchange, recapitalization, other business combination, liquidation, or other action out of the Ordinary Course of Business.

               4.3. Access to Information; Environmental Audits. At all times before the Closing, the Seller shall provide the Purchaser, its agents, employees, consultants, and representatives, with continuing and reasonable access to all files, books, records and other materials in the Seller's possession or control relating to the Properties and the right to examine, inspect and make copies of such materials as appropriate (including for the purpose of reviewing or preparing pro forma financial statements required pursuant to Article 11 of Regulation S-X of the SEC). During such period, the Seller shall also provide for such parties to have reasonable physical access to the Properties for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including sampling and invasive testing for the presence of Materials of Environmental Concern performed in connection with Phase I and Phase II environmental audits), feasibility studies and any other inspections, studies or tests reasonably required by them, provided, however, that the Purchaser shall obtain the Seller's prior approval (which shall not be unreasonably withheld) for any invasive testing. With reasonable advance notice to the Seller, the Purchaser may conduct a "walk- through" of resident units upon appropriate notice to residents and subject to the rights of residents. In the course of its investigations, the Purchaser may make inquiries to third parties, including, without limitation, contractors, property managers, lenders, residents and Government Entities. The Purchaser shall keep the Properties free of any Liens claimed by the Purchaser's contractors or consultants in connection with such entry and will indemnify, defend and hold the Seller harmless from all Claims and Liabilities caused by the Purchaser, its contractors or consultants that are asserted against or incurred by the Seller as a result of such entry and investigation. Any Liability or loss and expense related to a condition of any Property discovered

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

or disclosed by the Purchaser or any consultant or contractor of the Purchaser in connection with such investigation is not a Liability that is covered by this indemnity. No investigation made by the Purchaser shall limit, qualify or modify any representation, warranty, covenant or agreement made by the Purchaser hereunder, notwithstanding the knowledge and information obtained as a result of any such investigation, but if the Purchaser discovers as a result of any investigation made by it prior to the Closing that any representation or warranty made herein by the Seller is materially inaccurate, it shall promptly notify and advise the Seller.

               4.4. Monthly Updates of Rent Rolls and Operating Statements. The Seller will promptly provide the Purchaser, upon reasonable request, with monthly updates of the Rent Roll and operating statements for the Properties.

               4.5. Title Matters; Title Defects. The Purchaser has approved the Permitted Exceptions as of the Date of this Agreement. In the event that either the Purchaser or the Seller shall discover prior to the Closing any matter affecting title to any Property that would be a Title Defect as defined herein, the Purchaser shall give the Seller written notice no later than three (3) Business Days after first discovering or receiving notice from the Seller of same, as the case may be, of its objection to such matter. If the Purchaser shall not object in writing within such time period, then such matter shall become a Permitted Exception. If the Purchaser shall object in writing within such time, then such matter shall be a Title Defect. The Seller shall notify the Purchaser in writing within ten (10) days of receipt of the Purchaser's notice if Seller intends to cure any Title Defect. If the Seller elects not to cure such Title Defect, the Purchaser shall have ten (10) days after receipt of the Seller's notice to elect to (i) waive such Title Defect and proceed to close the purchase of the Properties, subject to such Title Defect, (ii) designate the affected Property an Excluded Property pursuant to Section 4.8 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement. If the Purchaser fails to respond within said ten (10) day period, the Purchaser shall be deemed to have waived such Title Defect as provided in (i) above. If the Seller elects to cure such Title Defect, the Seller shall use diligent efforts to cure the Title Defect by the Closing Date (as it may be extended as provided below), which may include insuring over or bonding off such Title Defect at the Seller's expense, but the Seller shall not be required to spend any money or bring any legal action to cure any such Title Defect (other than the payment of any amount necessary to satisfy, insure or bond over a monetary Lien). The Seller shall have at least thirty (30) days to cure any Title Defect, and, if the Closing Date shall fall within such period during which the Seller may cure such Title Defect, then the Closing Date shall be postponed for a period up to thirty (30) days (but not beyond December 31, 1997) in order to give sufficient time to satisfy, release, cure or remove such Lien or exception. Upon the cure, removal, insurance over or bonding off of any such Title Defect, the Closing Date shall be scheduled upon ten (10) days prior written notice to the Seller, but in no event earlier than the original Closing Date, notwithstanding such Title Defect. If the Seller is unable to cure, remove, bond off or otherwise dispose of any such Title Defect on or before the Closing, as the Closing may be extended as provided above, then the Purchaser shall have the right to choose among the options described in (i)-(iii) above in this Section 4.5.

               4.6. Damage. The Seller shall promptly give the Purchaser written notice of any damage to any Property, describing such damage and whether such damage is covered by insurance and the estimated cost of repairing such damage.

               (a) If such damage does not render untenantable more than thirty percent (30%) of the apartment units within an affected Property, (i) the Seller shall, to the extent possible, begin repairs prior to the Closing, (ii) at the Closing, the Purchaser shall receive all insurance proceeds not applied to the repair of any such Property prior to the Closing (including rent loss insurance applicable to any period from and after the Closing) due to the Seller for the damage, together with an assignment of any unsettled insurance claim, and (iii) after the Closing, the Purchaser shall assume the responsibility for the repair after the Closing. The Purchaser shall be entitled to any excess of the proceeds of insurance over and above the actual cost of repair and restoration. No modification to the Purchase Price or the Allocation Schedule shall result from such event.

               (b) If such damage renders untenantable more than thirty percent (30%) of the apartment units within a Property, the Purchaser may elect by notice to the Seller given within twenty (20) Business Days after the Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give the Purchaser such twenty (20) Business Day period to respond to such notice) to (i) proceed in the same manner as in the case of damage described in subparagraph (a) above, or (ii) designate the affected Property an Excluded Property pursuant to
         Section 4.8 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement. Any waiver of the matters addressed in this Section 4.6 pursuant to clause (i) above shall be deemed an election by the Purchaser to follow the procedures described in subparagraph (a) of this Section 4.6.

               4.7. Condemnation. The Seller shall give the Purchaser prompt written notice of the institution or threat of any exercise of the power of eminent domain on any Property or portion thereof. If the exercise of such power of eminent domain would result in a taking of more than thirty percent (30%) of the apartment units at such Property, the Purchaser may elect by notice to the Seller given within twenty (20) Business Days after the Purchaser shall have received the notice of such institution or threat (and the Closing shall be extended, if necessary, to give the Purchaser such twenty (20) Business Day period to respond to such notice) to (i) proceed with the Closing and receive any condemnation award or proceeds from any such proceeding, without modification to the Purchase Price or the Allocation Schedule, or (ii) designate the affected Property an Excluded Property pursuant to Section 4.8 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement.


               4.8. Defective Property Basket. A Property may be designated an Excluded Property under this Agreement pursuant to the provisions of Sections 4.5, 4.6, and 4.7 hereof. In addition, a Property may be designated an Excluded Property pursuant to the applicable provisions of the Reorganization Agreement as a result of the following: (i) the breach of a representation or warranty set forth in Article 7 of the Reorganization Agreement with respect to such Excluded Property which has a Material Adverse Effect or (ii) the failure of a condition precedent set forth in Article 10 of the Reorganization Agreement which relates to the affected Excluded Property, and in such events any such Property so designated an Excluded Property under the Reorganization Agreement shall be deemed an Excluded Property hereunder. In the event that the number of apartment units within (i) all of the Excluded Properties designated pursuant to Sections 4.5, 4.6, 4.7, and this 4.8 and (ii) all of the Other Excluded Properties designated pursuant to the applicable provisions of the Reorganization Agreement is less than one thousand (1,000) units, then the Seller and Purchaser will remain obligated to consummate the transactions described herein (as modified to exclude the Excluded Properties) notwithstanding such matters, assuming satisfaction in full of each other condition set forth in this Agreement or waiver by the appropriate party of any such condition. In such event, (i) the Excluded Properties shall no longer be deemed part of the Properties hereunder,
(ii) the Excluded Properties shall not be sold by the Seller to the Purchaser hereunder, and (iii) the Allocation Schedule shall be amended to delete the

Excluded Properties, and the portion of the Purchase Price relating thereto as reflected on the Allocation Schedule shall be subtracted from the Purchase Price hereunder.


         5. SELLER'S REPRESENTATIONS. The Seller warrants and represents to, and
covenants   with,   the  Purchaser,   as  follows;   provided,   however,   such
representations and warranties shall not survive the Closing:

               5.1. Status. The Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its businesses as it is now being conducted. The Seller is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business.

               5.2. Authority. The Seller has full power and authority (subject to receipt of the consents referred to in Section 8.4), to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement have been, and the documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by the Seller and no other proceeding on the part of the Seller is necessary to authorize this Agreement and the transactions contemplated hereby, other than obtaining the consents described in Section 8.4.

               5.3. Consents. Section 8.4 describes each and every consent to be obtained by the Seller in respect of the transactions contemplated hereby. Except for obtaining the consents described in Section 8.4, no consents, waivers, exemptions or approvals of, or filings or registrations by the Seller with, any Government Entity or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

               5.4. No Violations.  Upon obtaining  those consents  described in
Section 8.4, the execution, delivery and performance by the Seller of this Agreement and the documents to be executed, delivered and performed by the Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on the Seller or any of the Properties; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of the Properties or any Contract to which the Seller or any Property is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Seller or any indebtedness secured by any Property; or (v) violate or conflict with any provision of the partnership agreement or other governance documents of the Seller.

               5.5. Title. The Seller has good and marketable title to each Property, in fee simple, free and clear of all Liens and encroachments, and free and clear of all tenancies and adverse or other rights of possession, subject only to the Permitted Exceptions. To the Seller's knowledge, each Property constitutes a separate and legally subdivided parcel and a separate tax parcel.

         6. PURCHASER'S REPRESENTATIONS. The Purchaser warrants and represents to, and covenants with, the Seller, as follows:

     6.1. Status. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Tennessee, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. The Purchaser is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business.

               6.2. Authority. The Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement have been, and the documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by the Purchaser, and no other proceeding on the part of the Purchaser is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser.

               6.3. Consents. No consents, waivers exemptions or approvals of, or filings or registrations by the Purchaser with, any Government Entity or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

               6.4. No Violations. The execution, delivery and performance by the Purchaser of this Agreement and the documents to be executed, delivered and performed by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on the Purchaser or its assets; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the Purchaser's assets under, any contract or other arrangement of any kind or character to which the Purchaser is a party or by which the Purchaser or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of the Purchaser, or any indebtedness secured by any of the Purchaser's assets; or (v) violate or conflict with any provision of the
Purchaser's   partnership   agreement  or  other  governance  documents  of  the
Purchaser.

    7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of the Purchaser to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions precedent, and the failure to satisfy any such condition precedent shall excuse and discharge all obligations of the Purchaser to carry out the provisions of this Agreement unless such failure is waived in writing by the Purchaser; provided, however, that to the extent that the failure of any condition shall relate to (i) a matter described in Sections 4.5, 4.6, or 4.7 and the affected Property is deemed an Excluded Property pursuant to said provisions or (ii) any other matter relating to a Property, then the affected Property shall be designated as an Excluded Property pursuant to Section 4.8 hereof, provided the Defective Property Basket is not exceeded, and such matter shall not constitute a failure to satisfy any condition precedent relating thereto.

               7.1.  Representations  and Warranties.  The  representations  and warranties made by the Seller in Section 5, and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of the Seller in connection with the Closing pursuant to this Agreement, shall be true, correct and complete in all material respects on and as of the Date of this Agreement and the date thereof, and shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date; provided, however, that if any representation or warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. The Seller shall have delivered to the Purchaser a certificate signed by a general partner of the Seller in form and substance reasonably satisfactory to the Purchaser dated as of the Closing Date to such effect.

               7.2. Compliance with Covenants and Agreements. The covenants, obligations and agreements of the Seller to be performed and complied with on or before the Closing Date shall have been duly performed and complied with in all respects; and the Seller shall have delivered to the Purchaser a certificate signed by a general partner of the Seller in form and substance reasonably satisfactory to the Purchaser as of the Closing Date to such effect.

               7.3. No Injunction. There shall not be in effect any Order (unless caused by any action taken by the Purchaser) which enjoins or prohibits consummation of the transactions contemplated hereby.

               7.4. Title. The Purchaser shall have obtained the Required Title Insurance as of the date and time of the Closing.

               7.5. Payoff Letters. Payoff letters shall have been received from each lender with respect to the Existing Debt acknowledging the amount necessary to pay in full and satisfy the Existing Debt.

               7.6. Consents. The Seller shall have obtained the consents described in Section 8.4.

               7.7. Reorganization Agreement. All of the conditions to the obligations of the Purchaser and MAAC to close the Reorganization, as set forth in the Reorganization Agreement, shall have been satisfied or waived by the Purchaser or MAAC, as the case may be, as of the Closing as described in Article 10 of the Reorganization Agreement, including (i) the truthfulness of the representations and warranties described therein, (ii) the compliance by the parties with the provisions of the Reorganization Agreement, (iii) the absence of any material adverse changes, (iv) the absence of any injunction prohibiting the closing, (v) the issuance of certain required title insurance, (vi) the receipt of estoppel letters and payoff letters, as applicable, with respect to the debt, and (vii) the receipt of necessary consents.

               7.8. Simultaneous Closings. The closing of the Reorganization pursuant to the Reorganization Agreement shall occur simultaneously with the Closing hereunder.

         8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of the Seller to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions precedent, and the failure to satisfy any such condition precedent shall excuse and discharge all obligations of the Seller to carry out the provisions of this Agreement unless such failure is waived in writing by the Seller.

               8.1.  Representations  and Warranties.  The  representations  and warranties made by the Purchaser in Section 6 and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of the Purchaser in connection with the Closing pursuant to this Agreement, shall be true, correct and complete in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date; provided, however, that if any representation and warranty is already qualified in any respect by materially or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. The Purchaser shall have delivered to the Seller a certificate signed by the general partner of the Purchaser in form and substance reasonably satisfactory to the Seller dated as of the Closing Date to such effect.

               8.2. Compliance with Covenants and Agreements. The covenants, obligations and agreements of the Purchaser to be performed and complied with on or before the Closing Date shall have been duly performed and complied with in all respects; and the Purchaser shall have delivered to the Seller a certificate signed by the general partner of the Purchaser in form and substance reasonably satisfactory to the Seller dated as of the Closing Date to such effect.

               8.3. No Injunction. There shall not be in effect any Order (unless caused by any action taken by the Seller) which enjoins or prohibits consummation of the transactions contemplated hereby.

               8.4. Consents. The Seller shall have obtained the consent and approval of the general partners of the Seller and a majority-in-interest of the "Class A Limited Partners" of the Seller to this Agreement and to the sale of the Properties to the Purchaser pursuant hereto.


         9.   THE CLOSING.

               9.1. Closing. The Closing shall take place simultaneously with the closing of the Reorganization pursuant to the Reorganization Agreement at the time and place established under the Reorganization Agreement, provided the Purchaser shall notify the Seller of such date for the Closing. The parties shall use all reasonable efforts to close on or before November 17, 1997 (or as soon thereafter as practicable); provided, however, that if the Closing has not previously occurred, the Closing shall occur on December 31, 1997 (notwithstanding any extensions otherwise provided herein). The Closing shall take place at 10:00 a.m. EST on the Closing Date at the offices of King & Spalding, 191 Peachtree Street, N.E., Suite 4900, Atlanta, Georgia.

               9.2. Deliveries at the Closing. At the Closing, in addition to any other document or agreement required under any other provision of this Agreement, the following deliveries shall be made by the parties, in each event where execution of a document shall be required, duly executed by the Persons required to execute same.

                         9.2.1.  Deliveries by Seller.

                                    (a)  Partner   Consents.   Consents  to  the
                         transactions  described  herein as described in Section
                         8.4 hereof duly executed by the requisite interests of limited and general partners of the Seller.

                                    (b)     Seller's Officers' Certificates.
                         The certificates described in Sections 7.1 and 7.2.

                                    (c)  FIRPTA.  A Foreign  Investment  in Real
                         Property Tax Act affidavit executed by the Seller in accordance with said Act. If the Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, the Purchaser may proceed in accordance with the withholding provisions as provided in such Act.

                                    (d)  Affidavits.  Owner's  affidavits to the
                         extent reasonably and customarily required by the title company to issue the Required Title Insurance, subject only to the Permitted Exceptions.

                                    (e)  Permits  and  Approvals.  To the extent
                         possessed by the Seller, the material licenses, permits, approvals, zoning exceptions and approvals, consents and Orders of Government Entities relating to the ownership, operation and use of the Properties, including, without limitation, certificates of occupancy for such Property.

                                    (f)  Authority.  Evidence of the  existence,
                         organization and authority of the Seller and the authority of the Persons executing documents on behalf of the Seller reasonably satisfactory to the Purchaser.

                                    (g)    Possession.    Possession    of   the
                         Properties, subject only to Permitted Exceptions.

                                    (h)  Books  and  Records.  Delivery  to  the
                         offices of the  Purchaser  of the  original  Leases and
                         Contracts (or copies if the originals cannot be located) and to the extent now or subsequently coming into the Seller's possession or control: copies of originals (including information stored electronically) of all books and records of account; contracts; copies of correspondence with tenants and suppliers; receipts for deposits; unpaid bills and other papers or documents which pertain to the Properties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Properties; all books and records of the Seller; (including Tax records); and, if in such entity's possession or control, the original "as-built" plans and specifications and all other available plans and specifications with respect to any Property.

     (i) Updated Rent Rolls. Rent Rolls for the Properties, updated to the Closing Date and certified by a general partner of the Seller.

                                    (j)   Transfer    Documents.    The   deeds,
                         assignments and other transfer documents which are listed on Exhibit F transferring title to the Properties to the Purchaser free of any claims, except for Permitted Exceptions.

                         9.2.2.  Deliveries by Purchaser.

                                    (a)      Purchaser's Officers' Certificates.
                         The certificates described in
                         Sections 8.1 and 8.2.

                                    (b)   Authority.   Evidence  of   existence,
                         organization and authority of the Purchaser and the authority of the Person executing documents on behalf of the Purchaser reasonably satisfactory to Seller.

                                    (c)     Transaction Documents.  The
                         assignments and other transfer documents described in Exhibit F.

                9.3. Closing Costs. At the Closing, the Purchaser shall pay all costs and expenses incurred in connection with the Closing hereunder, including, without limitation, those expenses set forth in Exhibit G hereof.

     9.4. Prorations. The following items shall be prorated between the Seller and the Purchaser as of 11:59 p.m. of the day immediately preceding the Closing Date; such prorations favoring the Purchaser - 14 - shall reduce the Purchase Price payable by the Purchaser at the Closing, and such prorations favoring the Seller shall increase the Purchase Price payable by the Purchaser at Closing:

                           9.4.1. Rents. Rents, additional rents, charges for taxes and insurance premiums or for escalations thereof, if any, property operating expense contributions, revenues from vending machines and washers and dryers, swimming pool fees and other income of the Property (other than any unapplied security and other deposits) collected by the Seller from each tenant under a Lease. Any rent and other income collected by either the Seller or the Purchaser during the month of the Closing shall be applied first against the rent and other income due for such month under the respective Lease. The Seller may, at the Seller's sole cost and expense, pursue any claims under any of the Leases and file lawsuits for past due rent or other charges, but the Seller may not exercise any rights or remedies to terminate any Lease or to dispossess any tenant thereunder. The Purchaser agrees, however, that if (i) any tenant is in arrears on the Closing Date in the payment of rent or other charges under its Lease as shown on the updated Rent Roll delivered at the Closing and (ii) at the time of the Purchaser's receipt of any rental or other payment from such tenant after the end of the month in which the Closing occurs, such tenant is, or after application of a portion of such payment will be, current under its Lease in the payment of all accrued rental and other charges that do not become due and payable until the month after the Closing Date or thereafter and in the payment of any other obligations of such tenant to the Purchaser, then the Purchaser shall refund to the Seller, out of and to the extent of the portion of such payment remaining after the Purchaser deducts therefrom any and all sums due and owing to it from such tenant from and after the Closing Date, an amount up to the full amount of any arrearage existing on the Closing Date.

                           9.4.2. Property Taxes. City, state, and county ad valorem Taxes based on the ad valorem tax bills or other current tax information for the Properties for the year of Closing, if then available, or if not, then on the basis of the ad valorem tax bills for the Properties for the year immediately preceding the year in which the Closing occurs and all assessments of any kind on the Properties which are due and payable in installments. Should such proration be based on such ad valorem tax bills for the immediately preceding year and should such proration prove to be inaccurate on receipt of the ad valorem tax bills for any Property for the year of Closing, either the Seller or the Purchaser may demand at any time after Closing a payment from the other correcting such malapportionment and the other party shall be required to make such payment within fifteen (15) days after such demand.

                           9.4.3. Sewer Taxes and Utility Charges. Sanitary sewer taxes and utility charges, including, without limitation, water, sewer, electric, gas, telephone, cable television, and trash removal.

     9.4.4. Contracts. Charges under the Contracts which survive the Closing and are assigned to and assumed by the Purchaser.

              9.4.5.  Existing Debt.  Interest accruing under the Existing Debt.

                9.5. Security and Other Deposits. The Seller shall pay over to and assign and transfer to the Purchaser at Closing a sum equal to the aggregate of the tenants' unapplied security, cleaning, damage, pet and other deposits under the Leases, to the extent such items have been received by the Seller and have not previously been applied by the Seller towards repairs or for other purposes for which such deposits were being held.

                9.6. Utility Deposits. The Purchaser shall pay over to the Seller at Closing a sum equal to the aggregate of the unapplied and unreimbursed deposits held by any utility company, which shall be transferred and assigned by the Seller to the Purchaser at the Closing.

                9.7. Loan Deposits. The Purchaser shall pay over to the Seller at Closing a sum equal to the aggregate of the unapplied and unreimbursed deposits or escrow balances held by or for any lender under the Existing Debt, which shall be transferred and assigned by the Seller to the Purchaser at the Closing.

         10.    TERMINATION AND REMEDIES.

                10.1.  Termination.  This Agreement may be terminated:

              10.1.1. Mutual Consent. At any time prior to the Closing Date, with the written consent of the Seller and the Purchaser;

                           10.1.2. Termination by Purchaser. At any time prior to the Closing Date, by the Purchaser (provided the Purchaser is not in breach of any of its material obligations hereunder), if there shall have been a material breach of any covenant, representation or warranty of the Seller hereunder, or failure of any condition to the Purchaser's obligation to close, and such breach or failure shall not have been remedied within 10 Business Days after receipt by the Seller of a notice in writing from the Purchaser specifying the breach or failure and requesting such be remedied (and the Closing Date shall be extended to provide for such cure period), provided such termination right shall be subject to the provisions of Section 10.3 hereof;

                           10.1.3. Termination by Seller. At any time prior to the Closing Date, by the Seller (provided the Seller is not in breach of any of its material obligations hereunder), if there shall have been a material breach of any covenant, representation or warranty of the Purchaser hereunder, or any failure of any condition of the Purchaser's obligation to close, and such breach or failure shall not have been remedied within 10 Business Days after receipt by the Purchaser of a notice in writing from the Seller specifying the breach or failure and requesting such be remedied (and the Closing Date shall be extended to provide for such cure period), provided such termination right shall be subject to the provisions of Section 10.3 hereof; or

                           10.1.4. Failure to Close by Closing Date. If the Closing has not taken place by December 31, 1997 (notwithstanding any extensions otherwise provided herein), at any time thereafter by the Seller or the Purchaser, upon delivery of written notice of termination to the other; provided, however, that the right to terminate this Agreement under this Section 10.1.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date.

                10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations that expressly survive the termination of this Agreement. No such termination shall relieve any party from liability pursuant to Section 10.3 below.

                10.3. Remedies. In the event that a party shall fail to perform such party's obligation to consummate the transactions as described herein (a "Default"), all conditions precedent to such party's obligation to perform having been met, the sole and exclusive remedy of the non-defaulting party shall be as follows:

                           10.3.1. Specific Performance Against Seller. The sole and exclusive remedy of the Purchaser in the event of a Default by the Seller hereunder shall be (i) to terminate this Agreement as provided in Section 10.1.2., without any claim for and waving any right to collect damages, or (ii) to pursue legal action to obtain specific performance of the Seller's obligations hereunder. The Seller acknowledges and agrees that the Purchaser shall have the right to seek specific performance of this Agreement against the Seller in the event of a Default by the Seller hereunder.

                           10.3.2. Remedy upon Purchaser's Default. The sole and exclusive remedy of the Seller in the event of a Default by the Purchaser hereunder shall be to terminate this Agreement, and the Purchaser shall pay to the Seller within five (5) Business Days after such termination, as liquidated damages for such Default, the cash amount of One Thousand Dollars ($1,000). The parties agree that in the event of a Default by the Purchaser, the damages from such Default would be difficult to determine, and that the foregoing liquidated damages amount is a reasonable estimate of the actual, out-of-pocket costs that would be incurred by the Seller if the transactions were not consummated. The Seller agrees not to bring an action before any Government Entity against the Purchaser seeking specific performance against the Seller or damages on account of the Default, it being agreed that the liquidated damages amount stated herein shall be the sole remedy to the Seller.

         11.     MISCELLANEOUS

                11.1. Headings. The headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                11.2. Pronouns and Plurals. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                11.3.  Time.  Time is of the essence for this Agreement.

                11.4. Survival. The provisions set forth in Sections 1, 6, 9, 10, and 11 shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of such Closing. Except as provided in the foregoing sentence, no other provisions, representations, warranties or other covenants or agreements contained in this Agreement (including, without limitation, the representations and warranties set forth in Section 5 hereof) shall survive the Closing.

                11.5. Additional Actions and Documents. Each party hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested on or after the Closing Date in order to fully effectuate the purposes, terms and conditions of this Agreement.

     11.6. Entire Agreement; Amendment and Modification. This Agreement, including the schedules, exhibits, and other documents referred to herein or furnished pursuant hereto, constitutes the entire understanding and agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of, or supplement to, this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

                11.7. Notices. All notices, demands, requests, and other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified U.S. mail, return receipt requested and postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

         (i)    If to Seller:            John F. Flournoy
                                         900 Brookstone Center Parkway
                                         Columbus, GA  31904
                                         Telephone: (706) 324-4000
                                         Facsimile:   (706) 596-2492

                                         Mr. Terry Hall
                                         Alex. Brown Realty, Inc.
                                         225 East Redwood Street
                                         Baltimore, Maryland 21202
                                         Telephone: (410) 727-4083
                                         Facsimile:  (410)  625-2694

                                         and

                                         Mr. John B. Watkins
                                         Wilmer, Cutler & Pickering
                                         Suite 1300
                                         100 Light Street
                                         Baltimore, Maryland 21202-1036
                                         Telephone:  (410) 986-2800
                                         Facsimile:   (410) 986-2828

                copies to:               William B. Fryer, Esq.
                                         King & Spalding
                                         191 Peachtree Street, NE, Suite 4800
                                         Atlanta, GA  30303
                                         Telephone:  (404) 572-4911
                                         Facsimile:  (404) 572-5148

                                         Richard A. Fishman, Esq.
                                         Cashin, Morton & Mullins
                                         1360 Peachtree Street, N.E.
                                         Atlanta, GA  30309
                                         Telephone:  (404) 870-1500
                                         Facsimile:    (404) 870-1529

         (ii)   If to Purchaser:         Mid-America Apartments, L.P.
                                         6584 Poplar Avenue, Suite 340
                                         Memphis, TN  38138
                                         Attention:  George E. Cates
                                         Telephone:  (901) 682-6600
                                         Facsimile:    (901) 682-6667

                copy to:                 John A. Good, Esq.
                                         Baker, Donelson, Bearman & Caldwell
                                         First Tennessee Building, Suite 2000
                                         165 Madison Avenue
                                         Memphis, TN  38103
                                         Telephone: (901) 526-2000
                                         Facsimile:  (901) 527-2303

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section 11.7, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section 11.7, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section 11.7, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 11.7.

                11.8. Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                11.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                11.10. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed and enforced in accordance with the Laws and judicial decisions of the State of Tennessee, without regard to conflict of Law principles (excluding the choice of Law rules thereof), except for actions affecting title to real property, in which case the Laws of the State in which the real property is located shall apply.

                11.11.  Assignment; Parties in Interest.

                           11.11.1. No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of the other parties hereto; provided, however, the Purchaser may assign all or any portion of its interest and rights hereunder to any Affiliate of the Purchaser without the consent of the Seller.

                           11.11.2. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective administrators, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

                           11.12.  Severability.  Every provision of this
Agreement is intended to be severable.
If any provision or term of this Agreement, or the application of a provision or term to any Person or circumstance, shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions and terms hereof, or the application of such provision or term to Persons or circumstances other than those to which it is held invalid, illegal or enforceable, shall not be affected thereby, and there shall be deemed substituted for the provision or term at issue a valid, legal and enforceable provision as similar as possible to the provision or term at issue.

                           11.13.  Limitation of Liability.  Any obligation or
liability whatsoever of any party
which may arise at any time under this Agreement or any obligation or liability which may be incurred by such party pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of such party's assets, as appropriate, only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of such party's shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.


                                             [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first above written.

                     PURCHASER:

                     MID-AMERICA APARTMENTS, L.P.

                     BY:  Mid-America Apartment Communities, Inc., sole General
                                                     Partner


                     By:      /s/  George E. Cates
                          George E. Cates, Chairman and Chief Executive
                                     Officer



                     SELLER:

                     BROWN-FLOURNOY EQUITY INCOME FUND LIMITED
                                            PARTNERSHIP

                     By: Brown Equity Income Properties, Inc., the
                              "Administrative General Partner"

                     By:            /s/  Peter E. Bancroft
                         Name:   Peter E. Bancroft
                         Title:  Vice President


                     By:           /s/  John F. Flournoy
                         John F. Flournoy, the "Development General Partner"





                                [SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]